Exhibit 4.1

EXHIBIT A

FORM OF CONVERTIBLE NOTE

THE ISSUANCE OF THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS. THIS CONVERTIBLE PROMISSORY NOTE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THE OBLIGATIONS OF THE COMPANY UNDER THIS CONVERTIBLE PROMISSORY NOTE ARE SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF MARCH 28, 2018 BETWEEN INVESTOR AND WESTERN ALLIANCE BANK.

SHARPSPRING, INC.

CONVERTIBLE PROMISSORY NOTE

$8,000,000	March 28, 2018

FOR VALUE RECEIVED, SharpSpring, Inc. a Delaware corporation (the “Company”), hereby promises to pay to SHSP Holdings, LLC (“Investor”), a Delaware limited liability company, Eight Million Dollars ($8,000,000) in principal amount together with interest accrued and unpaid thereon as provided herein. Interest shall accrue at a rate of 5.0% per annum, beginning on the date hereof until such principal amount and all accrued but unpaid interest thereon have been paid or converted into shares of the Company’s capital stock as provided herein. This Convertible Promissory Note (this “Note”) is not secured.

1.          Maturity Date.

1.1.           Maturity Date. The principal amount of this Note shall be due and payable in full on the fifth anniversary of the date of this Note, or if such day is not a business day, then on the first business day thereafter (the “Maturity Date”). Interest under this Note shall be due and payable on each anniversary of the date of this Note (each, an “Interest Payment Date”) by the issuance of an additional convertible promissory note of like tenor to this Note (each, a “PIK Note” and this Note and any outstanding PIK Notes, the “Notes”), dated as of the applicable Interest Payment Date and with a principal amount equal to the accrued interest being paid by delivery of such PIK Note. The Company may not prepay any amounts under any of the Notes without the prior written consent of Investor.

1.2.           Company’s Right to Extend the Maturity Date. The provisions of Section 1.1 notwithstanding, the Company shall have the right to extend the Maturity Date for up to six (6) months on up to three separate occasions (each such six- (6-) month period, an “Extension Period”). To exercise this extension right for the initial Extension Period, the Company shall give written notice of such extension to Investor no later than sixty (60) days prior to the original Maturity Date. To exercise this extension right during the first or second Extension Periods, the Company shall give written notice of such extension to Investor no later than sixty (60) days prior to the end of such Extension Period. In the event of any such extension of the Maturity Date, (i) except as otherwise noted, the term “Maturity Date” as used in this Note shall refer to the Maturity Date as so extended and (ii) the rate at which interest shall accrue on the outstanding principal amount of this Note shall increase during the Extension Periods from five percent (5%) per annum to ten percent (10%) per annum, subject to any limitation on such rate under Section 4.6 (which limits the maximum rate of interest payable hereunder to the maximum rate of interest payable under applicable law). Investor agrees that it will not buy or sell any shares of Common Stock, or otherwise take any other affirmative actions that could impact the price of the Common Stock, during the six- (6-) month period prior to the Maturity Date or during any of the Extension Periods.

2.
Conversion of the Note.

2.1.           Voluntary Conversion by Investor. The principal amount of this Note and any accrued interest thereon may be converted by Investor, in whole or in part, into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at any time prior to the Maturity Date as provided in this Section 2. (The shares of Common Stock issued or issuable upon conversion of this Note are referred to herein as the “Conversion Shares”.)

2.2.           Conversion Shares Issuable Upon Conversion. The number of Conversion Shares to be issued upon conversion of all or any portion of this Note shall be equal to (i) the principal amount and accrued but unpaid interest that is being converted divided by (ii) $7.50 (the “Conversion Price”) (except as otherwise provided in Section 2.8(b)). The Conversion Price is subject to adjustment as provided in Section 2.5.

2.3.           Method of Conversion. To convert all or any portion of this Note into Conversion Shares, Investor shall deliver to the Company (i) a conversion notice in the form attached hereto as Annex I (a “Conversion Notice”) and (ii) this Note. An election to convert all or any part of this Note shall be deemed effective, and Investor shall be deemed to be the holder of record of the Conversion Shares, at the time the Conversion Notice and this Note are delivered to the Company (the “Conversion Date”), regardless of when the Conversion Shares are actually issued. The amount of interest that will be converted in connection with any partial conversion of this Note will be equal to the accrued interest with respect to the principal amount being converted computed through the Conversion Date. Upon any conversion of this Note in whole or in part, the Company shall promptly (and in any event within ten (10) business days) issue and promptly deliver to Investor, at no cost to Investor, one or more stock certificates registered in Investor’s name evidencing the Conversion Shares issued upon such conversion. In lieu of delivering physical certificates representing the Conversion Shares, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of Investor, to the extent permitted by Law, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to Investor by crediting the account of Investor’s prime broker with DTC through its Deposit Withdrawal at Custodian system. If only a portion of this Note is being converted, then the Company shall deliver to Investor without charge a new Note of like tenor to this Note registered in the name of Investor with a principal amount equal to the principal amount that was not converted, and the accrued interest with respect to such principal amount from the last Interest Payment Date will remain accrued with respect thereto and interest will continue to accrue with respect to such principal amount until the next Interest Payment Date.

2.4.           No Obligation to Issue Fractional Shares. Any fractional shares that would otherwise be issuable upon conversion of this Note shall be paid in cash based on the closing price of a share of Common Stock on the applicable Conversion Date.

2.5.           Adjustment of the Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(i)           Stock Splits and Dividends. If at any time while this Note is outstanding, the number of outstanding shares of Common Stock is increased by means of a stock split or a stock dividend payable in shares of Common Stock, or other similar event, then, on the effective date of such event, the Conversion Price shall be decreased in proportion to such increase in the number of outstanding shares of Common Stock. (By way of example, if there were to be a 2:1 stock split with respect to the Common Stock, the Conversion Price would be reduced from $7.50 to $3.75.)

(ii)           Reverse Stock Splits and Share Combinations. If at any time while this Note is outstanding, the number of outstanding shares of Common Stock is decreased by means of a reverse stock split or a stock combination, or other similar event, then, on the effective date of such event, the Conversion Price shall be increased in proportion to such decrease in the number of outstanding shares of Common Stock. (By way of example, if there were to be a 1:2 reverse stock split with respect to the Common Stock, the Conversion Price would be increased from $7.50 to $15.00.)

2.6.           Other Adjustments. If the outstanding shares of Common Stock are converted at any time into another class of securities as a result of any reclassification, reorganization, merger, consolidation or similar transaction, then from and after such event, upon the conversion of the Notes, provision shall be made such that Investor shall receive such number and kind of securities as Investor would have received if the conversion had occurred immediately prior to such reclassification, reorganization, merger, consolidation or similar transaction and Investor had held the Conversion Shares issuable upon such conversion at the time of such reclassification, reorganization, merger, consolidation or similar transaction.

2.7.           Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to Section 2.5 or any adjustment occurs pursuant to Section 2.6, the Company shall promptly deliver to Investor a notice describing such adjustment in reasonable detail.

2.8.           Conversion by the Company.

(a)           If the closing price of the Common Stock on the Nasdaq Capital Market (or, if the Common Stock is not listed for trading on the Nasdaq Capital Market, on such market as it may be listed for trading) is greater than 175% of the then applicable Conversion Price for a period of 120 consecutive trading days, the Company shall have the right, on at least thirty (30) days’ prior written notice to Investor, which notice must be given no later than thirty (30) days after the last day of such period of 120 consecutive trading days, to convert all outstanding Notes into such number of Conversion Shares as would be issuable as of the date of delivery of such notice to Investor (a “Mandatory Conversion”); provided, however, that in the event of any Mandatory Conversion prior to the Maturity Date, the Company shall, immediately prior to such Mandatory Conversion, issue to Investor such additional PIK Notes as would have been issued hereunder if this Note had remained outstanding through the Maturity Date (excluding any Extension Period), and all such PIK Notes shall be converted in connection with such Mandatory Conversion.

(b)           At the Maturity Date, the Company may, in lieu of paying the outstanding principal amount of, and any accrued interest on, the Notes, elect, on at least thirty (30) days’ prior written notice to Investor, to convert all outstanding Notes into shares of Common Stock at a Conversion Price equal to 80% of the volume weighted average closing price of the Common Stock on the Nasdaq Capital Market (or, if the Common Stock is not listed for trading on the Nasdaq Capital Market, on such market as it may be listed for trading) over the thirty (30) trading days prior to and including the Maturity Date (the “VWA Price”). The foregoing notwithstanding, Investor shall irrevocably elect in a writing delivered to the Company no later than 120 days prior to the Maturity Date, to either (i) convert all of the outstanding Notes on the Maturity Date, in which case Investor shall deliver the Notes to the Company prior to the Maturity Date and the Notes shall be so converted on and as of the Maturity Date in accordance with Section 2, or (ii) not convert any of the outstanding Notes on or prior to the Maturity Date, in which case the Company shall either pay the outstanding principal amount of, and any accrued interest on, the Notes in cash on the Maturity Date or convert the outstanding Notes into shares of Common Stock on and as of the Maturity Date at a conversion price equal to 80% of the VWA Price as provided above.

(c)           In the event of any conversion of the Notes by the Company as provided in this Section 2.8, the Company shall take all such actions under this Section 2 as it would have taken if the Notes had been voluntarily converted by Investor.

2.9.           Change in Control Transactions.

(a)           In the event of any Change in Control Transaction (as defined below) prior to the Maturity Date, the Company shall, subject to Section 4.6, issue to Investor such additional PIK Notes as would have been issued hereunder if this Note had remained outstanding through the Maturity Date (excluding any Extension Period).

(b)           In connection with any Change in Control Transaction, Investor shall have the right, at its option, to either (i) convert the Notes, in whole or in part in accordance with the terms hereof, into the shares of stock and other securities, cash or property receivable upon or deemed to be held by holders of Common Stock in connection with such Change in Control Transaction, in which case Investor shall receive such securities, cash or property as Investor would have been entitled to receive if such conversion had occurred immediately prior to such Change in Control Transaction and Investor had held the Conversion Shares issuable upon such conversion at the time of such Change of Control Transaction or (ii) require the Company or its successor to pay the outstanding principal amount of, and all accrued interest on, the Notes concurrently with the consummation of such Change in Control Transaction.

(c)           As used in this Note, the term “Change of Control Transaction” means any transaction in which any “person” or “group” (within the meaning of section 13(d) and 14(d)(2) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of a sufficient number of shares of all classes of the Company’s stock then outstanding ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the members of the Company’s Board Directors, who did not have such power before such transaction.

2.10.                      Notice of Certain Other Events. If any time while this Note is outstanding, the Company shall propose to (i) declare a dividend or other distribution payable in cash with respect to its Common Stock, or (ii) grant all holders of Common Stock any rights or warrants to subscribe for or purchase shares of its capital stock, then, in any such case, the Company shall give Investor at least ten (10) days prior written notice of the record date for determining stockholders of record for such event.

2.11.                      Reservation and Issuance of Conversion Shares. The Company shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, such number of shares of Common Stock as are issuable upon conversion of the Notes at any time. If the Company determines at any time that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance as described in this Section 2.11, the Company shall use all commercially reasonable efforts to increase the number of authorized shares of Common Stock by seeking stockholder approval for the authorization of such additional shares. The Company shall take any and all actions to ensure that the Conversion Shares, when issued in accordance with the terms hereof, will be validly issued, fully paid for and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

2.12.                      Limitation on Conversion. Notwithstanding anything herein to the contrary, Investor shall not attempt to convert any portion of this Note, and the Company shall not issue to Investor any Conversion Shares upon any attempted conversion of this Note, if the number of shares of Common Stock issuable upon such conversion, plus (i) the number of Conversion Shares issued prior thereto and (ii) the number of shares of Common Stock beneficially owned by any Affiliate of Investor would (x) equal 20% or more of the number of the outstanding shares of Common Stock (computed in accordance with the Nasdaq Stock Market Rules) (the “Maximum Number of Shares”) or (y) represent 20% or more of the total voting power of the Company’s securities outstanding immediately after giving effect to such issuance that are entitled to vote on a matter being voted on by holders of the Common Stock (computed in accordance with the Nasdaq Stock Market Rules) (the “Maximum Aggregate Voting Amount”), unless and until the Company obtains stockholder approval permitting such issuance in accordance with Nasdaq Stock Market Rule 5635(d) (or any corresponding rule under any other applicable national securities exchange) (“Stockholder Approval”). If, in connection with any attempted conversion of this Note by Investor, the resulting issuance of Conversion Shares would exceed the Maximum Number of Shares or the Maximum Aggregate Voting Amount and the Company shall not have previously obtained Stockholder Approval at the time of conversion, then the Company shall only issue to Investor such number of Shares as may be issued below the Maximum Number of Shares and the Maximum Aggregate Voting Amount. The Company hereby covenants and agrees to seek Stockholder Approval at the 2018 annual meeting of the Company’s stockholders (the “2018 Annual Stockholders Meeting”) and to cause the Company’s Board of Directors to make an affirmative recommendation to the Company’s stockholders in the proxy statement relating to the 2018 Annual Stockholders Meeting to vote their shares in favor of Stockholder Approval and to use the Company’s best efforts to solicit such votes. If Stockholder Approval is not obtained at the 2018 Stockholders Meeting, the Company shall call a special meeting of its stockholders to be held no later than 90 days after the 2018 Annual Stockholders Meeting at which it shall again seek Stockholder Approval and shall again cause the Company’s Board of Directors make an affirmative recommendation to the Company’s stockholders in the proxy statement relating to such special stockholders meeting to vote their shares in favor of Stockholder Approval and to use the Company’s best efforts to solicit such votes. If Stockholder Approval is not obtained at such special meeting of the Company’s stockholders, the Company shall continue to call special meetings of its stockholders at least quarterly until Stockholder Approval is obtained. If Stockholder Approval is not obtained in accordance with this Section 2.12 within two years of the date of this Note and Affiliates of Investor elect to sell shares of Common Stock held by them in order to permit the conversion of the Notes without exceeding the Maximum Number of Shares and the Maximum Voting Amount, the Company will reimburse such Affiliates for any underwriting commissions and other reasonable and documented out-of-pocket transaction costs of any such sales. Any failure to obtain Stockholder Approval at a stockholders meeting conducted in accordance with this Section 2.12 shall not constitute an Event of Default under Section 3.1. As used in this Note, the term “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

3.           Events of Default; Remedies.

3.1.           Definition of Event of Default. Except as set forth in Section 2.12, each of the following shall constitute an “Event of Default” hereunder:

(a)           The Company shall fail to issue any PIK Note when due and such failure is not remedied within ten (10) business days after demand from Investor;

(b)           The Company shall fail to issue the Conversion Shares (or other securities) upon and in accordance with terms hereof and such failure continues for ten (10) business days after demand from Investor;

(c)           The Company’s Common Stock shall at any time cease to be listed for trading on the Nasdaq Capital Market or another national securities exchange;

(d)           The Company shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Company or of all or a substantial part of the assets of the Company, (ii) admit in writing its inability to pay debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws, or (vii take any corporate action for the purpose of effecting any of the foregoing;

(e)           Without the Company’s application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Company for the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator, or like relief in respect of the Company or all or any substantial part of the assets of the Company, or other like relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts and, if the proceeding is being contested in good faith by the Company, the same shall continue undismissed, or unstayed and in effect for any period of 90 consecutive days, or an order for relief against the Company shall be entered in any case under the Federal Bankruptcy Code or applicable bankruptcy laws; and

(f)           The Company breaches any material obligation to Investor under that certain Investors’ Rights Agreement of even date herewith by and among the Company, Investor, an Affiliate of Investor and certain management stockholders of the Company (the “Investors’ Rights Agreement”) and such breach is not remedied within ten (10) business days after demand from Investor.

3.2.           Consequences of an Event of Default. If any Event of Default (as defined above) shall occur, then, at any time thereafter while such Event of Default is continuing, Investor by written notice to the Company may declare the entire outstanding principal amount of this Note and all accrued but unpaid interest to be immediately due and payable. During the continuance of an Event of Default, Investor shall have recourse to any and all remedies available to it under applicable law.

4.           Miscellaneous.

4.1.           Restrictions on Transfer.

(a)           The issuance of this Note was not registered under the Securities Act of 1933 or registered or qualified under any applicable state securities laws in reliance upon exemptions from such registration and qualification requirements, and the issuance of the Conversion Shares will also not be so registered or qualified in reliance on available exemptions. Accordingly, this Note, each PIK Note and any Conversion Shares shall bear substantially the following legend:

THE ISSUANCE OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS. THIS SECURITY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

(b)            Investor covenants that it will not sell, pledge, assign or transfer this Note or any Conversion Shares except in compliance with all applicable federal and state securities laws. Notwithstanding the foregoing, the Company shall issue a certificate evidencing any Conversion Shares without such legend in connection with any sale of such Conversion Shares that is registered under the Securities Act or at any other time that such legend can be removed under applicable securities laws.

(c)          Investor agrees that (i) it will not transfer this Note, and (ii) it will not permit transfers of equity interests in Investor to any person other than the owners of such equity interests as of the date of this Agreement (the “Investor Owners”), in each case without the Company’s prior written consent, which consent may be granted or withheld in the Company’s sole discretion; provided, however, that no such consent shall be required (x) for any transfer by Investor to any of its members or any Affiliate of Investor so long as such transferee(s) agree to similar restrictions on further transfers, or (y) for any transfer of equity interests in Investor to any Affiliate of the Investor Owners; and provided further that, if at any time Investor reasonably determines upon the advice of Investor’s outside legal counsel that it is required to transfer this Note to a third party in order to ensure that Investor and its Affilitates will be in compliance with any applicable regulatory requirements, the Company shall not unreasonably withhold, condition or delay its consent to such transfer, it being agreed that the Company may reasonaby withhold its consent to any such transfer, without limitation, if the proposed transferee is the beneficial owner of three percent (3%) or more of the outstanding shares of Common Stock immediately prior to such proposed transfer.

4.2.           Exchange of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note, the Company will issue a new Note, of like tenor and principal amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event Investor agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed, or mutilated Note.

4.3.           No Rights as Stockholder. This Note, by itself, does not entitle Investor to any voting rights or other rights as a stockholder of the Company and nothing herein shall be construed as conferring upon Investor the right to vote as a stockholder on any matter. The foregoing notwithstanding, the Company acknowledges that Investor has certain additional rights and obligations pursuant to the terms of the Investors’ Rights Agreement.

4.4.           Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (i) upon personal delivery, (ii) on the next business day if sent by a nationally recognized overnight delivery service, (iii) upon confirmed transmission if sent by facsimile or electronic mail, or (iv) three business days after deposit if sent by United States mail, by registered or certified mail, postage prepaid. Any such notice to either party shall be sent to the address, facsimile number or electronic mail address set forth below such party’s name on the signature page of this Note or at such other address as either party may designate by advance written notice to the other party.

4.5.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

4.6.           Severability. If any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

4.7.           Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Note shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. The Company and Investor irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

4.8.           WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND INVESTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

4.9.           Waiver of Presentment, etc. The Company hereby waives presentment, protest, notice of protest, demand for payment, notice of dishonor or nonpayment and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.10.         Costs of Collection. The Company shall, subject only to any limitation imposed by applicable law, pay all expenses, including reasonable attorneys’ fees, incurred by Investor in endeavoring to collect any amounts payable hereunder which are not paid when due.

4.11.         Amendments and Waivers. No provision of this Note may be amended other than by an instrument in writing signed by the party against which such amendment is to be enforced. No provision of this Note may be waived other than by an instrument n writing signed by the party against which enforcement of such provision is sought.

4.12.         Successors and Assigns. This Note shall be binding upon, and inure to the benefit of and be enforceable by, the Company and Investor and their respective successors and assigns.

 [Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

THE COMPANY:

SHARPSPRING, INC.

By: /s/

Name:

Title:

Notice Address:

550 SW 2nd Avenue
Gainesville, FL 32601
Facsimile: (___)
Attention: Richard A. Carlson

ACCEPTED AND AGREED:

INVESTOR:

SHSP HOLDINGS, LLC

By: /s/

Name:

Title:

Notice Address:

228 Park Avenue South
Suite 90959
New York, New York 10003
Facsimile: (___)
Attention:

Annex I

Form of Conversion Notice

Reference is made to that certain Convertible Promissory Note (the “Note”) issued by SharpSpring, Inc., a Delaware corporation (the “Company”), pursuant to that certain Convertible Note Purchase Agreement dated as of March 28, 2018 between the undersigned and the Company. Defined terms used below have the meaning given to them in the Note.

The undersigned hereby elects to convert $_________ in principal amount of the Note being tendered herewith, together with all accrued but unpaid interest thereon through the Conversion Date, to acquire such number of Conversion Shares as are issuable upon such conversion as provided under the terms of the Note.

Please issue the Conversion Shares in the name of the undersigned and, if applicable, please issue a new Note (also registered in the name of the undersigned) representing any principal amount of the Notes tendered herewith that is not being converted into Shares.

[Print or Type Name of Investor Above]*

By:

Name

Title:

Address to which shares should be delivered or account and DTC participation information for DWAC:

* The signature to this form must correspond with the name as written upon the face of the Note(s) being converted without alteration or enlargement or any change whatsoever.

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